                                                                    EXHIBIT 12.1


                         LIONS GATE ENTERTAINMENT CORP.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
FIVE YEARS ENDED MARCH 31, 2005 AND SIX MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
             (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND WHERE NOTED)


                                                                                                                   Six months ended
                                                                       Fiscal Year Ended March 31,                  September 30,
                                                    ---------------------------------------------------------   --------------------
                                                      2005        2004        2003        2002        2001       2005     2004
                                                    ---------------------------------------------------------   --------------------
                                                       $          $           $           $          $           $       $

Net income (loss) before income taxes,
excluding equity interests in unconsolidated
subsidiaries, write down of equity interests,
gain on dilution of equity interests, gain on sale
of equity interests, other equity interests and
minority interests in consolidated subsidiaries       29,535     (89,554)        379     (15,356)     10,206    (35,410)  (2,195)

Interest capitalized                                  (1,000)     (1,300)       (300)     (2,200)     (1,500)        --     (400)

Fixed charges                                         25,968      16,409       9,901      11,635      10,283     10,314   12,004
                                                    --------------------------------------------------------    --------------------

TOTAL EARNINGS                                        54,503     (74,445)      9,980      (5,921)     18,989    (25,096)   9,409
                                                    ========================================================    ====================

FIXED CHARGES:

Interest expense, amortization and write-off
of deferred financing costs                           23,668      14,342       9,034       8,735       8,116      9,789   11,113

Estimate of interest within rent expense               1,300         767         567         700         667        525      491

Interest capitalized                                   1,000       1,300         300       2,200       1,500         --      400
                                                    ---------------------------------------------------------   --------------------

TOTAL FIXED CHARGES                                   25,968      16,409       9,901      11,635      10,283     10,314    12,004
                                                    =========================================================   ====================


RATIO OF EARNINGS TO FIXED CHARGES                      2.10          --(1)     1.01          --(2)     1.85         --(3)     --(4)
                                                    =========================================================   ====================


(1) Earnings were insufficient to cover fixed charges by $90,854

(2) Earnings were insufficient to cover fixed charges by $17,556

(3) Earnings were insufficient to cover fixed charges by $35,410

(4) Earnings were insufficient to cover fixed charges by $2,595